Exhibit 2.1

Agreement and Plan of Reorganization
By and Among
Lululemon Corp.,
a Delaware corporation,
Lululemon Athletica USA, Inc.,
a Nevada corporation,
Lululemon Athletica Inc.,
a company formed under the laws of British Columbia,
LIPO Investments (USA), Inc.,
a company formed under the laws of British Columbia,
LIPO Investments (Canada), Inc.,
a company formed under the laws of British Columbia,
Lulu Canadian Holding, Inc.,
a company formed under the laws of British Columbia,
and
Each of the Parties Whose Name Appears on Schedule I and Schedule II Hereto
Dated: April 26, 2007

AGREEMENT AND PLAN OF REORGANIZATION
     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this 26th day of April, 2007 by and among (i) Lululemon Corp., a Delaware corporation (the “Company”), (ii) Lululemon Athletica USA, Inc., a Nevada corporation (“USA”), (iii) Lululemon Athletica Inc., a company formed under the laws of British Columbia (“LAI”), (iv) LIPO Investments (USA), Inc., a company formed under the laws of British Columbia (“LIPO USA”), (v) LIPO Investments (Canada), Inc., a company formed under the laws of British Columbia (“LIPO Canada”), (vi) Lulu Canadian Holding, Inc., a company formed under the laws of British Columbia (“Canadian Holding”), (vii) each of the parties whose name appears on Schedule I hereto (each, an “Investor”), and (viii) each of the parties whose name appears on Schedule II hereto (each, a “LIPO Holder”). Capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in Article 10.
BACKGROUND
     The Company’s Board of Directors (the “Board”) has reviewed the ownership and distribution of the authorized capital stock of the Company and its subsidiaries. In particular, the Board has considered the authorized and outstanding capital structure of the Company, USA and LAI, which as of the date of this Agreement, is comprised of the following:
•	108,495 shares of Series A Participating Convertible Preferred Stock of the Company (the “Company Series A Preferred Stock”), stated value US$859.11 per share;

•	116,994 shares of Series TS Participating Convertible Preferred Stock of the Company (the “Company Series TS Preferred Stock”), stated value US$10.281 per share;

•	222,296 shares of Participating Preferred Stock of USA (the “USA Participating Preferred Stock”), stated value US$10.405 per share;

•	10,000 shares of Non-Participating Preferred Stock of USA (“USA Non-Participating Preferred Stock”), stated value per share US$1.00 per share;

•	options to purchase an aggregate of 1,897,000 shares of common stock of USA, par value US$.001 per share (the “USA Common Stock”) at an exercise price of US$0.21 per share;

•	106,702 Class A Shares of LAI, no par value (the “LAI Class A Shares”), reference amount US$859.11 per share;

•	115,594 Class B Shares of LAI, no par value (the “LAI Class B Shares”), reference amount US$859.11 per share;

•	options to acquire an aggregate of 1,897,000 Class C Shares of LAI, no par value (“LAI Class C Shares”), at an exercise price of US$1.18 per share.
     Each of the Company Series A Preferred Stock, Company Series TS Preferred Stock, LAI Class A Share and LAI Class B Share accrues dividends at a rate of 8% per annum, compounded quarterly.

     The Company directly owns 100% of the USA Participating Preferred Stock and the Institutional Investors and LIPO USA own 48% and 52%, respectively, of the USA Non-Participating Preferred Stock. The Company indirectly owns all of the issued and outstanding LAI Class A Shares and LIPO Canada owns all of the issued and outstanding LAI Class B Shares. The outstanding LAI Class A Shares and LIPO Class B Shares represent 48% and 52%, respectively, of the equity interests in LAI.
     LIPO Canada and LIPO USA (collectively, the “LIPO Entities”) are companies that are controlled by Dennis Wilson. Substantially all of the assets of LIPO Canada and LIPO USA consists of their holdings in LAI and USA, respectively. As of the date of this Agreement, (i) LIPO Canada’s outstanding capitalization is comprised of 117,000,362 common shares, no par value (“LIPO Canada Common Shares”), of which 2,344,917 shares are designated as “forfeitable,” and options to purchase an aggregate of 10,476,250 LIPO Canada Common Shares (“LIPO Canada Options”), at an exercise price of $0.99 per share, and (ii) LIPO USA’s outstanding capitalization is comprised of 117,000,362 common shares, no par value (“LIPO USA Common Shares”), of which 2,344,917 shares are designated as “forfeitable”, and options to purchase an aggregate of 10,476,250 LIPO USA Common Shares (“LIPO USA Options”), at an exercise price of $0.01 per share.
     The Board and, by execution of this Agreement, the Investors have determined to effect a firm commitment initial public offering (the “Offering”) of shares of the Company’s common stock, par value US$0.01 per share (the “Company Common Stock”) pursuant to a registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) filed with the United States Securities and Exchange Commission (the “SEC”) on Form S-1. In furtherance thereof, the Board has approved the offering of Company Common Stock in the U.S. and Canada. Regardless of the amount of gross proceeds received by the Company in the Offering, the Board and the Investors desire to have the proposed Offering be deemed a “Qualified IPO” for purposes of the Company’s Stockholders Agreement, dated December 5, 2005 (the “Company Stockholders Agreement”).
     Based on the foregoing, the Company and the Board have determined that it is advisable and in the best interests of the Company and its stockholders to effect a reorganization of the Company and its subsidiaries (the “Reorganization”). In furtherance thereof, each of the parties hereto has agreed to the completion of the Reorganization and to take such actions as may be requested by the Board to complete the Reorganization immediately after an underwriting agreement for the Offering has been executed by the Company and the underwriters participating in the Offering (the “Reorganization Effective Time”). The current outstanding equity of the Company, USA and LAI in the aggregate is owned 48% by the Investors and 52% by the LIPO Entities. Immediately after completion of the Reorganization, the Investors and the LIPO Entities will hold the same relative ownership percentages in the Company on a consolidated basis.
     In connection with the Reorganization, Canadian Holding will amend its articles of incorporation substantially in the form attached hereto as Exhibit A (the “Amended Canadian Holding Charter”) to designate a new class of shares (the “Exchangeable Shares”) having the rights, preferences and privileges set forth in the exchangeable shares provision attached to the Plan of Arrangement (as defined below) and contemporaneously with the execution of this Agreement, the Company, Canadian Holding, LIPO USA and LIPO Canada entered into an arrangement agreement in the form attached hereto as Exhibit B (the “Arrangement Agreement”), attached to which is a plan of arrangement (the “Plan of Arrangement”) setting out certain steps of the reorganization then affecting Canadian Holding and the LIPO Entities. Each Exchangeable Share may, in accordance with its terms and the terms of the Exchange Trust Agreement (as defined below) and the Plan of Arrangement, be exchanged by the holder thereof for one share of Company Common Stock. At the Reorganization Effective Time, the Company, Canadian Holding and Computershare Trust Company of Canada (the “Exchangeable Shares Trustee”)

will enter into an exchange trust agreement substantially in the form of Exhibit C hereto (the “Exchange Trust Agreement”) under which the Exchangeable Shares Trustee will be granted certain rights and will agree to certain obligations for the benefit of the holders of Exchangeable Shares. In addition, the Company, Canadian Holding and Lululemon Callco ULC, an Alberta unlimited liability company which is a wholly-owned subsidiary of the Company (“Callco”), will enter into a support agreement substantially in the form of Exhibit D hereto (the “Exchangeable Share Support Agreement”) pursuant to which the Company will agree to support the obligations of Canadian Holding and Callco.
     The following events will occur in the sequence set forth in Article 1:
(A)	Each vested option to acquire LIPO Canada Common Shares will be exercised. Thereafter, each holder of LIPO Canada common shares (each, a “LIPO Canada Holder”) will exchange its LIPO Canada Common Shares for either, or a combination of, shares of Company Common Stock or Exchangeable Shares, and each remaining option to acquire LIPO Canada Common Shares will automatically be exchanged for an option to acquire LIPO USA Common Shares, in each case, in the manner more particularly provided in the Arrangement Agreement and the Plan of Arrangement. The aggregate number of shares of Company Common Stock and Exchangeable Shares to be issued in exchange for LIPO Canada Common Shares will be equal to LIPO Canada’s pro rata portion of the LIPO Share Amount and each holder of LIPO Canada Common Shares will receive its pro rata portion of such aggregate number.

(B)	LIPO USA, with respect to its shares of Company Series TS Preferred, will receive shares of Company Common Stock that are equal to its pro rata portion of the LIPO Share Amount.

(C)	Each holder of shares of Company Series A Preferred Stock will receive: (i) its pro rata portion of the Common Share Amount, and (ii) a number of shares of Company Common Stock that is equal to the Investment Value, as of the Reorganization Effective Time, of such Company Series A Preferred Stock, divided by the IPO Price.

(D)	USA will purchase all outstanding shares of USA Non-Participating Preferred Stock for a purchase price equal to the Investment Value of such stock, payable in cash.

(E)	Each holder of Exchangeable Shares will purchase from the Company a number of shares of a special class of voting stock of the Company (the “Special Voting Shares”) that is equal to the number of Exchangeable Shares issued to such holder at the Reorganization Effective Time.

(F)	Each option to purchase a share of USA Common Stock then outstanding shall become an option to purchase an adjusted number of shares of Company Common Stock at an adjusted exercise price, as more particularly set forth herein.

(G)	Each option to purchase a LAI Class C Share then outstanding shall become an option to purchase an adjusted number of shares of Company Common Stock at an adjusted exercise price, as more particularly set forth herein.

(H)	The Company will contribute any shares of Canadian Holding that it may hold in connection with the Reorganization to Callco.

(I)	Canadian Holding and LIPO Canada will amalgamate pursuant to the provisions of the Business Corporations Act (British Columbia).
     In connection with the Reorganization, the Participating Holders have executed and delivered the Amended and Restated Registration Rights Agreement in the form of Exhibit E hereto (the “Restated Registration Rights Agreement”) to the Company to be held in escrow and released upon completion of the Reorganization. The Restated Registration Rights Agreement shall become effective upon and shall supersede the Registration Rights Agreement, dated as of December 5, 2005, by and among the Company, the Institutional Investors, LIPO USA and LIPO Canada (the “Original Registration Rights Agreement”) as of the Reorganization Effective Time.
     The Company will amend and restate the Company’s Amended and Restated Certificate of Incorporation (the “Original Certificate of Incorporation”) in the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit F (the “Step One Charter”) to effect certain provisions of the Reorganization, to designate the special class of voting stock.
     Prior to the closing of the Offering (the “Closing”), the Company will amend and restate the Step One Charter in the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit G (the “Step Two Charter”).
     Each of the foregoing actions was approved by the Board at a duly convened meeting on April 26, 2007 and the Board has unanimously recommended that the Company’s stockholders approve and adopt this Agreement and the transactions contemplated hereby. On or prior to the date of this Agreement, the holders of at least 66 2/3% of the votes represented by the outstanding Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series TS Preferred Stock, voting as a single class (the “Preferred Supermajority”), will have approved this Agreement and the transactions contemplated hereby.
     NOW THEREFORE, in consideration of the foregoing and the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:
Article 1
Reorganization
     The Reorganization shall be completed in the following sequence; subject to the Supreme Court of British Columbia issuing a final order approving the Plan of Arrangement pursuant to Section 291(4) of the Business Corporations Act (British Columbia) in accordance with the terms of the Arrangement Agreement.
     1.1. Exchange or Repurchase of Outstanding Stock.
          (a) Company Preferred Stock. Upon the Reorganization Effective Time and as part of the Reorganization, the following transactions shall occur:

               (i) Company Series A Preferred Stock. Each issued and outstanding share of Series A Preferred Stock will be exchanged for a number of shares of Common Stock equal to the sum of (A) the product of (x) the Investment Value of such share of Company Series A Preferred Stock, as of the Reorganization Effective Time, divided by the Total Investment Value, (y) multiplied by the Common Share Amount, and (B) the quotient of the Investment Value of such Company Series A Preferred Stock, as of the Reorganization Effective Time, divided by the IPO Price.
               (ii) Company Series TS Preferred Stock. Each issued and outstanding share of Company Series TS Preferred Stock will be exchanged for a number of shares of Common Stock equal to the product of (x) the quotient of the Investment Value of such share of Company Series TS Preferred Stock, as of the Effective Time, divided by the aggregate Investment Value of all outstanding Company Series TS Preferred Stock as of the Reorganization Effective Time, multiplied by (y) the product of the USA Percentage multiplied by the LIPO Share Amount.
          (b) USA Non-Participating Preferred Stock. Upon the Reorganization Effective Time and as part of the Reorganization, but after giving effect to the transactions contemplated by Section 1.1(a), USA will repurchase each issued and outstanding share of USA Non-Participating Preferred Stock from the holders thereof for a per share purchase price equal to the Investment Value of such share.
     1.2. Reorganization of LIPO Canada.
          (a) Five minutes following completion of the transactions contemplated by Section 1.1, LIPO Canada, LIPO USA and Canadian Holding shall cause the terms of the Plan of Arrangement to be consummated in the order provided therein. In accordance with the Arrangement Agreement and the Plan of Arrangement, LIPO Canada Holders will exchange their LIPO Canada common shares in exchange for either, or a combination of, shares of Company Common Stock and Exchangeable Shares. The aggregate number of shares of Company Common Stock and Exchangeable Shares that may be issued under the terms of the Arrangement Agreement and the Plan of Arrangement will be equal to the product of the LAI Percentage multiplied by the LIPO Share Amount. Of the foregoing total number of shares, (i) Slinky Financial ULC (“Slinky”), an Alberta unlimited company controlled by Mr. Wilson, will receive a number of shares of Company Common Stock that is equal to the number of shares of Company Common Stock that is set forth for Mr. Wilson or Slinky in the final prospectus for the Offering, and (ii) the remainder will be issued as Exchangeable Shares to the LIPO Canada Holders with respect to all other LIPO Canada shares then outstanding, in proportion to their relative ownership of LIPO Canada Common Shares.
          (b) Contemporaneously with the transactions contemplated by Section 1.2(a), as provided in the Arrangement Agreement and the Plan of Arrangement, each holder of Exchangeable Shares shall purchase a number of Special Voting Shares that is equal to the number of Exchangeable Shares issued to such holder at the Reorganization Effective Time. The aggregate purchase price for all Special Voting Shares issued pursuant to this Section 1.2(b) shall be Cdn$1,000.00. The purchase price payable by each purchaser of Special Voting Shares shall be such purchaser’s pro rata share of such aggregate purchase price. The Special Voting Shares shall be uncertificated.
          (c) Upon issuance at the Reorganization Effective Time, all of the Exchangeable Shares issued by Canadian Holding pursuant to this Agreement, the Arrangement Agreement and the Plan of Arrangement and all of the Special Voting Shares issued by the Company pursuant to this Agreement, the Arrangement Agreement and the Plan of Arrangement shall be duly authorized and validly issued, fully paid and nonassessable.

     1.3. Lululemon Callco ULC. Any time prior to the amalgamation contemplated by Section 1.5, the Company will contribute the shares of Canadian Holding it holds to Callco. The authorized capital of Callco will consist of redeemable preferred shares and common shares having such rights, designations and preferences and issued in such amount and purchase prices as shall be determined by the Board and the board of directors of Callco.
     1.4. Option Exchanges. Five minutes following the completion of the transactions contemplated by Section 1.2,
          (a) each option to purchase shares of USA Common Stock then outstanding shall be exchanged for an option to purchase a number shares of Company Common Stock equal to the number of shares of USA Common Stock set forth in the option agreement governing such option multiplied by the USA Percentage, at an adjusted exercise price equal to the exercise price set forth in such option agreement, divided by the USA Percentage, and the parties hereby determine that (i) the fair market value of the shares of Company Common Stock underlying such new option minus the aggregate exercise price under such new option does not exceed (ii) the fair market value of the shares of USA Common Stock underlying the options to purchase shares of USA Common Stock immediately before the exchange, minus the aggregate exercise price under such exchanged option to purchase USA Common Stock; and
          (b) each option to purchase LAI Class C Shares then outstanding shall be exchanged for an option to purchase a number shares of Company Common Stock equal to the number of LAI Class C Shares set forth in the option agreement governing such option multiplied by the LAI Percentage, at an adjusted exercise price equal to the exercise price set forth in such option agreement, divided by the LAI Percentage, and the parties hereby determine that (i) the fair market value of the shares of Company Common Stock underlying such new option minus the aggregate exercise price under such new option does not exceed (ii) the fair market value of the LAI Class C Shares underlying the options to purchase LAI Class C Shares immediately before the exchange, minus the aggregate exercise price under such exchanged option to purchase LAI Class C Shares.
The following is an example of the foregoing option share amount and exercise price adjustments. This example is provided for illustration purposes only. Assume that a hypothetical holder holds an option to acquire 5,000 shares of USA Common Stock at an exercise price of $0.21 per share and an option to acquire 5,000 LAI Class C Shares at an exercise price of $1.18 per share and that the USA Percentage and LAI Percentage is 15% and 85%, respectively. Based on the foregoing, upon completion of the Reorganization, (a) the option to acquire 5,000 shares of USA Common Stock at an exercise price of $0.21 per share would become an option to acquire 750 shares of Company Common Stock (i.e., 5,000 x 0.15) at an adjusted exercise price of $1.40 (i.e., $0.21 / 0.15), and (b) the option to acquire 5,000 LAI Class C Shares at an exercise price of $1.18 per share would become an option to acquire 4,250 shares of Company Common Stock (i.e., 5,000 x 0.85) at an adjusted exercise price of $1.39 (i.e., $1.18 / 0.85, or $1.39).
          (c) The Company, LAI and USA will use all commercially reasonable efforts to obtain the written acknowledgement of all holders of options to purchase shares of USA Common Stock and all holders of options to purchase LAI Class C Shares, pursuant to which such holders acknowledge that at the Reorganization Effective Time, pursuant to this Agreement and the 2007 Equity Incentive Plan of the Company, such holders’ options to purchase shares of USA Common Stock and options to purchase LAI Class C Shares will be exchanged for options to purchase shares of Company Common Stock in the manner described in this Section 1.4, without any further act or formality on the part of such holders.

     1.5. Amalgamation. Five minutes following the completion of the transactions contemplated by Section 1.4, Canadian Holding and LIPO Canada will be amalgamated pursuant to Sections 273 of the Business Corporations Act (British Columbia). The amalgamation contemplated by this Section 1.5 shall be completed prior to the IPO Closing.
     1.6. Allocation of Assets. The portion of the Company’s total fair market value that is attributable to the fair market value of USA (the “USA Percentage”), and the portion of the Company’s total fair market value that is attributable to the fair market value of LAI (the “LAI Percentage”), will each be expressed as a percentage, with the sum of the two adding to 100%. As soon as reasonably practicable after the execution of this Agreement, the Company will allocate the relative contribution to the Company’s total fair market value by USA and LAI. Any determination of such allocation will be made by the Board, in its discretion, in consultation with and on information provided by, the Company’s employees and advisors. The parties hereto agree that this Section 1.5 does not impose any obligation on the Company, USA or LAI to obtain a valuation report with respect to the Company or any of its subsidiaries or either of the LIPO Entities.
     1.7. Fractional Shares. In the event that a fractional number of shares of capital stock is issuable as a result of the consummation of the transactions contemplated by Sections 1.1 or 1.2, such fractional number shall be rounded to the nearest whole share. Any rounding required in respect of the transactions undertaken in Section 1.3 shall be effected to preserve the deferred exchange contemplated by subsection 7(1.4) of the Income Tax Act (Canada).
     1.8. Adjustments. The class and number of any shares referred to in this Agreement will be adjusted equitably (without duplication) for any change in the class of or any increase or decrease in the number of outstanding shares resulting from stock splits, reverse stock splits, stock dividends, stock combinations, consolidations, mergers, reclassifications, recapitalizations or other similar transactions that take place after the date hereof and prior to the Closing. Any adjustments required in respect of the transactions undertaken in Section 1.3 shall be effected to preserve the deferred exchange contemplated by subsection 7(1.4) of the Income Tax Act (Canada).
     1.9. Deliveries. At least three (3) business days prior to the Reorganization Effective Time, each Investor, Slinky and Mr. Wilson, in his individual capacity and in his capacity as trustee of the other LIPO Canada Holders, shall deliver to the Company and Canadian Holding stock certificates representing the capital stock tendered by such Investor, Slinky or Mr. Wilson, as the case may be, pursuant to Sections 1.1 and 1.2, along with duly endorsed stock powers, if required. At the Reorganization Effective Time, the Company and Canadian Holding shall issue to each Person whose certificates have been tendered certificates evidencing the number of shares of Company Common Stock and Exchangeable Shares held of record by such Person after giving effect to the Reorganization and the Stock Split.
     1.10. Failure to Deliver Shares. If a holder of shares of capital stock of the Company, LAI, USA or LIPO Canada (the “Transferring Holder”) fails to deliver its shares of capital stock in accordance with the terms of this Agreement, each of the Company and its direct and indirect subsidiaries may, at its option, in addition to all other remedies it may have, send to the Transferring Holder the stock certificates for the shares of capital stock for which such Transferring Holder is entitled to pursuant to the terms of this Agreement and cancel on its books the stock certificate(s) representing such shares of capital stock. The Transferring Holder failing to deliver share certificates in accordance with this Agreement shall reimburse the Company and its direct and indirect subsidiaries for any legal or other expenses reasonably incurred by them in connection with the enforcement of obligations under this Agreement or utilizing the remedies set forth in this Section 1.10.

     1.11. Closing. In the event the Closing does not occur, the parties hereto agree to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents as may be necessary to re-establish the rights, preferences and privileges that the holders of capital stock and options in the Company, LAI, USA, LIPO Canada and LIPO USA had prior to the consummation of the Reorganization, taking into consideration applicable tax rules and regulations and all other relevant factors that the parties hereto may determine in light of current facts and circumstances.
Article 2
Consents to Transactions and Effect of Offering
     2.1. Consent of Investors and LIPO Holders. Each of the Investors and LIPO Holders hereby voluntarily:
          (a) approves and instructs the Company to effect, the Offering pursuant to a Registration Statement under the Securities Act filed with the SEC on Form S-1;
          (b) agrees that notwithstanding the terms of the Company Stockholders Agreement, the Offering shall be deemed and treated as, a “Qualified IPO” for purposes of the Company Stockholders Agreement, regardless of whether the Company receives gross cash proceeds (before underwriting discounts, commissions and fees) of less than US$75 million; and
          (c) approves and adopts (to the extent applicable to such person) the Reorganization and the form, terms and conditions of this Agreement, the Arrangement Agreement and the Plan of Arrangement and all of the transactions contemplated herein and therein.
     2.2. Consent of Lulu Canadian Holding and LIPO Canada. Lulu Canadian Holding and LIPO Canada, being the only shareholders of LAI, hereby approve and adopt the Reorganization and the form, terms and conditions of this Agreement, the Arrangement Agreement and the Plan of Arrangement and all of the transactions contemplated herein and therein.
     2.3. Amendment to and Termination of Company Stockholder Agreement.
          (a) Upon execution of this Agreement, the matters set forth in Section 2.1(b) shall have been approved by (i) the holders of 66 2/3% of the outstanding Company Series A Preferred Stock, and (ii) the holders of 66 2/3% of the outstanding Company Series TS Preferred Stock. Such holders and the Company agree that the Company Stockholders Agreement is hereby amended to the extent provided in Section 2.1(b), effective as of the date of this Agreement.
          (b) Pursuant to Section 11.1 of the Company Stockholders Agreement, effective as of the Closing, the Stockholders Agreement shall automatically terminate and shall not be of any force or effect thereafter.
     2.4. Termination of Other Stockholder Agreements. Pursuant to Section 7.1 of USA’s Stockholders Agreement dated as of December 5, 2005 (“USA Stockholders Agreement”) and Section 8.1 of LAI’s Shareholders Agreement dated as of December 5, 2005 (“LAI Shareholders Agreement”), the USA Stockholders Agreement and LAI Shareholders Agreement, respectively, shall automatically terminate and shall not be of any force or effect thereafter, effective as of the Reorganization Effective Time.
     2.5. Termination of Stock Purchase Agreement Provisions. Section 7.5 of the Stock Purchase Agreement dated as of December 5, 2005 by and among LAI, Canadian Holding, Mr. Wilson, certain of the Investors and certain other parties (the “Canadian Stock Purchase Agreement”) and Section

7.5 of the Stock Purchase Agreement dated as of December 5, 2005 by and among the Company, USA, Mr. Wilson, certain of the Investors and certain other parties (the “USA Stock Purchase Agreement”), relating to access to financial reports and other information, shall automatically terminate and shall not be of any force or effect thereafter, effective as of the Reorganization Effective Time. Section 7.6 of the Canadian Stock Purchase Agreement and Section 7.9 of the USA Stock Purchase Agreement, relating to insurance, shall automatically terminate and shall not be of any force or effect thereafter, effective as of the Reorganization Effective Time. Section 7.4 of the USA Stock Purchase Agreement, relating to the composition of the board of directors of USA, shall automatically terminate and shall not be of any force or effect thereafter, effective as of the Reorganization Effective Time.
Article 3
Representations and Warranties of the Company and its Subsidiaries
     Each of the Company, LAI, USA and Canadian Holding (each, a “Lululemon Entity”) hereby, severally and not jointly, represents, warrants, covenants, agrees and acknowledges to the Investors the following to be true and correct in all respects as to itself:
     3.1. Organization and Standing. Such Lululemon Entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own, lease and operate its respective properties and assets and to carry on its respective business and operations.
     3.2. Authority.
          (a) Such Lululemon Entity has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Lululemon Entity and constitutes the legal, valid and binding obligation of the Lululemon Entity, enforceable in accordance with its terms except as enforcement may be limited by insolvency, bankruptcy, moratorium or other laws affecting creditors’ rights generally and except as enforcement may be limited by principles of equity (collectively, the “Enforceability Exceptions”). Except as set forth in Section 3.3, no other action is required to authorize the execution, delivery and performance of this Agreement, and the consummation by such Lululemon Entity of the transactions contemplated hereby.
          (b) With respect to the Company, subject to the approval of the Preferred Super Majority, the approval of the holders of the Company Series A Preferred Stock, voting as a separate class, and the approval of the holders of the Company Series TS Preferred Stock, voting as a separate class, all corporate acts and other proceedings required to be taken by or on the part of the Company to authorize the Company to execute, deliver and perform this Agreement have been duly and properly taken.
     3.3. Non-Contravention, etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any material breach or violation of, or any material default or right or material cause of action under, any material contractual obligation, the certificate of incorporation, bylaws or similar governing documents of such Lululemon Entity or any of its subsidiaries as in effect on the date hereof, any laws, orders, decrees, awards or orders of any court or governmental entity to which the Company or any of its subsidiaries is subject. Except for (a) such filings as may be required by Delaware General Corporate Law and applicable laws of British Columbia in connection with the Reorganization and the Offering and the filings required by the SEC and market regulatory bodies in connection with the Offering, (b) the approvals set forth in the Arrangement Agreement, and (c) the approval of the Company’s stockholders under the Original Certificate of Incorporation and the Company Stockholders

Agreement, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other Person is required to be obtained or made by or on behalf of such Lululemon Entity in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Lululemon Entity.
     3.4. Capitalization.
          (a) Company. The Company hereby makes the following representations:
               (i) As of the date of this Agreement, the Company is authorized to issue 40,750,000 shares of capital stock, of which (A) 35,000,000 shares have been designated as Company Common Stock, and (B) 5,750,000 shares of preferred stock, $0.01 par value per share. Of such shares of preferred stock, 250,000 shares have been designated as Company Series A Preferred Stock, 250,000 shares have been dated as Company Series B Preferred Stock, 250,000 shares have been designated as Company Series TS Preferred Stock and 5,000,000 shares have not been designated any class or series of preferred stock. As of the date of this Agreement, the Company’s issued and outstanding capital stock consists of 108,495 shares of Company Series A Preferred Stock and 116,994 shares of Company Series TS Preferred Stock. As of the date of this Agreement, no shares of Company Series B Preferred Stock or Company Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable.
               (ii) There are no other shares of capital stock or other equity securities of the Company outstanding and no outstanding Equity Rights relating to the capital stock of the Company. Except as specifically contemplated by this Agreement, no Person has any Equity Right with respect to capital stock or other equity securities of the Company.
               (iii) Upon issuance at the Closing, all of the shares of Company Common Stock to be issued pursuant to Sections 1.1 and 1.2 will be duly authorized and validly issued, fully paid and nonassessable.
          (b) USA. USA hereby makes the following representations:
               (i) As of the date of this Agreement, USA is authorized to issue 10,232,296 shares of capital stock, of which (i) 10,000,000 shares have been designated as USA Common Stock, and (ii) 232,296 shares of preferred stock, $0.001 par value per share. Of such shares of preferred stock, 222,296 shares have been designated as USA Participating Preferred Stock and 10,000 shares have been designated as USA Non-Participating Preferred Stock. As of the date of this Agreement, USA’s issued and outstanding capital stock consists of 222,296 shares of USA Participating Preferred Stock, 10,000 shares of USA Non-Participating Preferred Stock and options to purchase 1,897,000 shares of USA Common Stock. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable.
               (ii) Except for the options described in Section 3.4(b)(i) or as specifically contemplated by this Agreement, (A) there are no other shares of capital stock or other equity securities of USA outstanding and no outstanding Equity Rights relating to the capital stock of USA, and (B) no Person has any Equity Right with respect to capital stock or other equity securities of USA.
          (c) LAI. LAI hereby makes the following representations:
               (i) As of the date of this Agreement, LAI is authorized to issue an unlimited number of LAI Class A Common Shares, LAI Class B Common Shares and LAI Class C

Common Shares. As of the date of this Agreement, LAI’s issued and outstanding capital stock consists of 106,702 LAI Class A Shares, 115,594 LAI Class B Shares and options to purchase 1,897,000 shares of LAI Class C Shares. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable.
               (ii) Except for the options described in Section 3.4(b)(i) as specifically contemplated by this Agreement, (A) there are no other shares of capital stock or other equity securities of LAI outstanding and no outstanding Equity Rights relating to the capital stock of LAI, and (B) no Person has any Equity Right with respect to capital stock or other equity securities of LAI.
Article 4
Representations and Warranties of Investors
     Each Investor, severally and not jointly with the other Investors, hereby represents, warrants, covenants, agrees and acknowledges to the Company the following to be true and correct in all respects as to itself:
     4.1. Authorization. If the Investor is a corporation, limited partnership, limited liability company, trust or other entity, (a) the Investor has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, (b) the execution and delivery by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby and the performance of the Investor of its obligations hereunder have been duly and validly authorized by the Investor by all necessary action, and (c) no other action is required to authorize the execution, delivery and performance of this Agreement, and the consummation by the Investor of the transactions contemplated hereby. If the Investor is an individual, the Investor has full legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder, and to consummate the transactions contemplated hereby.
     4.2. Enforceability. This Agreement has been duly and validly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforcement may be limited by insolvency, bankruptcy, moratorium or other laws affecting creditors’ rights generally and except as enforcement may be limited by principles of equity.
     4.3. Non-Contravention, etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any material breach or violation of, or any material default or right or material cause of action under, any material contractual obligation or the certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational documents of the Investor or any legal requirement applicable to the Investor. Assuming the accuracy of the representations set forth in Sections 3.3 and 8.5 and compliance with the agreements contained herein, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other Investor, including, without limitation, any Investor to any contractual obligation of the Investor, is required to be obtained or made by or on behalf of the Investor in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by the Investor.
     4.4. Title to Shares. The Investor is the record and beneficial owner of the shares of Company Series A Preferred Stock, Company Series TS Preferred Stock and USA Non-Participating Preferred Stock set forth opposite its name on Schedule 4.4 hereto and has good, marketable and valid title to such shares, free and clear of all liens and encumbrances other than those transfer restrictions created by applicable under the Securities Act and Applicable Laws, the Company Stockholder Agreement and the USA Stockholder Agreement.
     4.5. Review of S-1 and Business and Records. The Investor has received a draft of the Company’s Registration Statement, dated as of April 24, 2007. Prior to the execution of this Agreement, such Investor and its advisers have been provided with full and free access and opportunity to inspect, review, examine and inquire about the Company’s Registration Statement, dated as of April 24, 2007 and all books, records and information (financial or otherwise) of the Company, its business and affairs, and such Investor and its advisers have made such inspection, review, examination and inquiry as they have deemed appropriate; and the Investor and its advisers have been offered the opportunity to ask such questions and obtain such additional information concerning the Company and its business and affairs as each Investor and its advisers have requested so as to understand the nature of the investment in the Company Common Stock and to verify the accuracy of the information obtained as a result of their investigation.
4.6.	Securities Laws.
          (a) The Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act, and if the Investor is an entity, has not been organized for the purpose of acquiring the shares of Company Stock pursuant to this Agreement.
          (b) The Investor understands and acknowledges that its shares of Company Common Stock will not be registered under the Securities Act or any other Applicable Laws, except as provided in Section 6.2, and are being offered in transactions not requiring registration (or any equivalent thereof) under the Securities Act or any other Applicable Laws, and may not be offered, sold, transferred or otherwise disposed except (i) in compliance with the registration requirements of the Securities Act and any other Applicable Laws or pursuant to an exemption therefrom or in a transaction not subject thereto, (ii) the Company has received an opinion from its counsel that the proposed sale, transfer or disposition does not require registration under the Securities Act or any other Applicable Laws, or (iii) as set forth in Section 8.5.
          (c) The Investor acknowledges and agrees that each share certificate evidencing shares of Company Common Stock issued pursuant to this Agreement (unless issued pursuant to a registration statement under the Securities Act), and any share certificate issued in replacement thereof, shall be stamped or otherwise imprinted with appropriate legends reflecting restrictions on transferability in accordance with the Applicable Laws, and transfer restrictions of like effect will be provided by the Company and its transfer agent, and the Investor acknowledges and agrees to such legends, transfer agent instructions and transfer restrictions, on behalf of such Investor and each subsequent Permitted Transferee of such Investor.
          (d) The shares of Company Common Stock to be acquired in accordance with this Agreement are being acquired by such Investor for investment and not as a nominee or agent for the benefit of any other person, and such Investor has no current intention of distributing, reselling or assigning the Company Common Stock in violation of the Securities Act.
          (e) The Investor is aware that: (i) an investment in the Company involves a high degree of risk, lack of liquidity and substantial restrictions on transferability of interest; and (ii) no Federal or state agency has made any finding or determination as to the fairness for investment by the public, nor has made any recommendation or endorsement, of the Company Common Stock.
          (f) The Investor or his, her or its representatives, as the case may be, together with its advisers, have such knowledge and experience in financial, tax, and business matters,

and, in particular, investments in securities, so as to enable them to utilize the information made available to them in connection with the Company Common Stock to evaluate the merits and risks of an investment in the Company Common Stock and to make an informed investment decision with respect thereto.
     4.7. No Reliance. Except with respect to the matters set forth in Section 8.5, the Investor is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Company Common Stock, and the Investor has relied on the advice of, or have consulted with, only its own advisers with respect to such matters.
     4.8. Representations of Dennis Wilson. For purposes of this Article 4, Mr. Wilson shall be deemed to be an Investor and is making the representations set forth in this Article 4 with respect to himself in all respects as if he were an Investor.
Article 5
Representations and Warranties of LIPO Entities and LIPO Holders
     Each of the LIPO Entities and LIPO Canada Holders, jointly and severally, represent, warrant, covenant, agree and acknowledge to the Company the following to be true and correct in all respects. These representations, warranties and covenants made by Mr. Wilson under this Article 5 are in addition to the representations, warranties and covenants made by Mr. Wilson in Article 4.
     5.1. Organization and Standing. LIPO Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, with full corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations.
     5.2. Authority. LIPO Canada has full corporate power and authority to execute, deliver and perform this Agreement and the Arrangement Agreement and, subject to obtaining the necessary shareholder and option holder approvals as contemplated by the Arrangement Agreement, LIPO Canada has full corporate power and authority to consummate the transactions contemplated hereby and thereby. This Agreement and the Arrangement Agreement have been duly executed and delivered by LIPO Canada and constitutes the legal, valid and binding obligation of LIPO Canada, enforceable in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions. No other action is required to authorize the execution, delivery and performance of this Agreement or the Arrangement Agreement, and the consummation by LIPO Canada of the transactions contemplated hereby or thereby, other than as set forth in the Arrangement Agreement.
5.3. Non-Contravention, etc. Neither the execution, delivery or performance of this Agreement or the Arrangement Agreement nor the consummation of the transactions contemplated hereby or thereby does or will constitute, result in or give rise to any material breach or violation of, or any material default or right or material cause of action under, any material contractual obligation, the certificate of incorporation, bylaws or similar governing documents of LIPO Canada as in effect on the date hereof, any laws, orders, decrees, awards or orders of any court or governmental entity to which the Company or any of its subsidiaries is subject. Except as set forth in the Arrangement Agreement, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other Person is required to be obtained or made by or on behalf of LIPO Canada in connection with the execution, delivery or performance of this Agreement or the Plan of Arrangement and the transactions contemplated hereby or thereby by LIPO Canada.

     5.4. Capital Stock of LIPO Canada.
          (a) As of the date of this Agreement, LIPO Canada is authorized to issue an unlimited number of LIPO Canada Common Shares, of which 117,000,362 LIPO Canada Common Shares are issued and outstanding, and has 10,746,250 LIPO Canada Options issued and outstanding. All of the issued and outstanding Common Shares are duly and validly issued and outstanding and are fully paid and nonassessable.
          (b) Except for the options described in Section 5.4(a) or as specifically contemplated by this Agreement, (i) there are no other shares of capital stock or other equity securities of LIPO Canada outstanding and no outstanding Equity Rights relating to the capital stock of LIPO Canada, and (ii) no Person has any Equity Right for the purchase, subscription or issuance of any securities of LIPO Canada.
     5.5. Liabilities; Litigation. LIPO Canada does not have any Liabilities, except liabilities or obligations relating to the LIPO Canada Stock Option Plan. There is no Litigation pending or, to the knowledge of Mr. Wilson, threatened against LIPO Canada at law or in equity before any governmental authority which questions the validity or seeks to prevent the consummation of this Agreement or the Plan of Arrangement by LIPO Canada or the transactions contemplated hereby or thereby.
     5.6. Regulation S.
          (a) Each LIPO Holder acknowledges and agrees that each share certificate evidencing the Special Voting Shares and Exchangeable Shares issued pursuant to this Agreement, the Arrangement Agreement and the Plan of Arrangement, and each share certificate evidencing shares of Company Common Stock issued upon exchange of any Exchangeable Share (unless issued pursuant to a registration statement under the Securities Act), and any share certificate issued in replacement thereof, shall be stamped or otherwise imprinted with the legends in substantially the form below and transfer restrictions of like effect will be provided by the Company and Canadian Holding to their respective transfer agents, and each LIPO Holder acknowledges and agrees to such legends, transfer agent instructions and transfer restrictions, on behalf of such LIPO Holder and each subsequent Permitted Transferee of such LIPO Holder:
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF U.S. PERSONS UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL NOT OFFER, REOFFER, SELL, ASSIGN, TRANSFER, PLEDGE, ENCUMBER OR OTHERWISE DISPOSE OF OR DISTRIBUTE DIRECTLY OR INDIRECTLY THESE SECURITIES IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON EXCEPT (A) TO THE COMPANY OR A SUBSIDIARY OF THE COMPANY, (B) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT

FOR THE SECURITIES UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR (D) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, INCLUDING RULES 904 AND 905 THEREOF. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF FURTHER AGREES THAT ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES WILL BE CONDUCTED IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT AND AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE TRANSFER AGENT, AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER, IN EACH OF THE FOREGOING CASES, TO REQUIRE DELIVERY OF A CERTIFICATION OF TRANSFER AND OPINION OF COUNSEL IN FORM SATISFACTORY TO THEM. AS USED HEREIN, THE TERMS “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.
          (b) Each of the LIPO Holders understands and acknowledges that the Exchangeable Shares, Special Voting Shares and shares of Company Common Stock issued upon exchange of any Exchangeable Share have not been registered under the Securities Act or any other applicable securities law, are being offered in transactions not requiring registration under the Securities Act or any other securities laws, and may not be offered, sold, transferred or otherwise disposed except in compliance with the registration requirements of the Securities Act or any other applicable securities law or pursuant to an exemption therefrom or in a transaction not subject thereto.
          (c) Each LIPO Holder represents and warrants that at the time the commitment to purchase the Exchangeable Shares and the Special Voting Shares was originated, he, she or it was outside the United States and was not a U.S. person (and was not acquiring for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act. No offer to purchase the Exchangeable Shares or the Special Voting Shares was made by such LIPO Holder in the United States.
          (d) Each LIPO Holder is acquiring the Exchangeable Shares and Special Voting Shares for his or its own account, or for one or more persons for whom he or it is acting as a fiduciary, trustee or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor pursuant to Rule 144, Regulation S or any other exemption from registration available under the Securities Act.
          (e) Each LIPO Holder agrees on his, her or its own behalf and on behalf of any person for whom it is acquiring the Exchangeable Shares and the Special Voting Shares, and each subsequent permitted transferee of the Exchangeable Shares and the Special Voting Shares by its acceptance thereof will be deemed to have agreed, that all subsequent offers and sales of the Special Voting Shares, the Exchangeable Shares and shares of Company Common Stock issued in exchange therefor shall be made only (i) to the Company or a subsidiary thereof, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the

Securities Act and in compliance with Rules 904 and 905 thereunder, or (iv) pursuant to any other available exemption from the registration requirements of the Securities Act.
          (f) Each LIPO Holder represents and agrees on his, her or its behalf and on behalf of any person for whom he or it is acquiring the Special Voting Shares, the Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, and each subsequent permitted transferee of the Special Voting Shares, the Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, by his, her or its acceptance thereof, will be deemed to have agreed, that (i) no subscription, resale or other transfer of the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor has been arranged to return the Exchangeable Shares or shares of Company Common Stock issued in exchange therefor to the U.S. securities markets or to a U.S. citizen or resident, and (ii) any hedging transaction involving the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor will be conducted only in compliance with the requirements of the Securities Act.
          (g) Each LIPO Holder acknowledges, and each subsequent permitted transferee will be deemed to have acknowledged, (i) that the Company, Canadian Holding and their transfer agents reserve the right, prior to any offer, sale or other transfer of the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, to require delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company, Canadian Holding and their respective transfer agents, (ii) that each certificate evidencing the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor will contain a legend substantially as set forth in Section 5.6(a) and (iii) that the foregoing restrictions apply to holders of beneficial interests in the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, as well as to record holders of the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor.
          (h) Each LIPO Holder acknowledges and agrees that the Company, Lulu Canadian Holding and their respective transfer agents will not be required to accept for registration of transfer any Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor by such LIPO Holder, except upon presentation of evidence satisfactory to the Company, Canadian Holding and their transfer agents of compliance with the restrictions set forth in this agreement.
          (i) Each LIPO Holder acknowledges that the Company, Canadian Holding and their respective Affiliates and transfer agents and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of the Exchangeable Shares and the Special Voting Shares are no longer accurate, it shall promptly notify the Company. If such LIPO Holder is acquiring the Exchangeable Shares and the Special Voting Shares as a fiduciary or agent for one or more other persons, such LIPO Holder represents that he or it has sole investment discretion with respect to such shares and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such other person; and that each such other person is eligible to purchase the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, as applicable.
          (j) Each LIPO Holder agrees that he or it will give to each person to whom he or it transfers the Special Voting Shares, Exchangeable Shares, or shares of Company Common Stock issued in exchange therefor, notice of any restrictions on transfer of such security.

          (k) Each LIPO Holder understands that no United States or U.S. state agency has passed on or made any recommendation or endorsement of the Exchangeable Shares or the Special Voting Shares.
          (l) Each LIPO Holder has satisfied himself, herself or itself as to the full observance of the laws of its jurisdiction in connection with the acquisition of the Special Voting Shares and Exchangeable Shares or any use of this Agreement, including (i) the legal requirements within his, her or its jurisdiction for the purchase of the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, and any sale or transfer thereof, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor. Each LIPO Holder’s acquisition of and payment for, and its continued ownership of the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, will not violate any applicable securities or other laws of its jurisdiction.
          (m) Each LIPO Holder and his or its representatives have been solely responsible for such LIPO Holder’s own due diligence investigation of the Company and its subsidiaries including, Canadian Holding, and their management and business, for his or its own analysis of the merits and risks of this investment, and for his or its own analysis of the fairness and desirability of the terms of the investment. No LIPO Holder has relied on any representations or other information (whether oral or written) from the Company or any of its agents or affiliates other than as specifically set forth in this Agreement or the Arrangement Agreement, and no oral or written representations have been made or oral or written information furnished to the LIPO Holder or his or its advisors in connection with this Agreement which were in any way inconsistent with this Agreement or the Arrangement Agreement. In taking any action or performing any role relative to the arranging of the proposed acquisition of the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor, each LIPO Holder has acted solely in his or its own interest and those of any other person for whom such LIPO Holder is acquiring the Special Voting Shares, Exchangeable Shares or shares of Company Common Stock issued in exchange therefor as a fiduciary, trustee or agent, and no LIPO Holder or any of his, her or its representatives has acted as an agent of the Company or its subsidiaries. Each LIPO Holder has carefully considered and has, to the extent such LIPO Holder believes such discussion necessary, discussed with his or its professional legal, tax and financial advisers the suitability of an acquisition of securities in the Company and Lulu Canadian Holding for such LIPO Holder’s particular tax and financial situation. Each LIPO Holder recognizes that an investment in the Company and its subsidiaries involves certain risks, and such LIPO Holder has taken full cognizance of and understands all of the risk factors relating to the Company, the Special Voting Shares and the Exchangeable Shares.
     5.7. Authority as Trustee. Except as set forth in the Arrangement Agreement, Mr. Wilson has all requisite power and authority to (a) act as agent and trustee of the shareholders of the LIPO Entities and to transfer shares of capital stock of LIPO Canada held by such shareholders in accordance with the terms of this Agreement, the Plan of Arrangement and the Arrangement Agreement, and (b) on behalf of the shareholders of LIPO Entities, execute, deliver and perform this Agreement and the Arrangement Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Mr. Wilson, on behalf of the shareholders of the LIPO Entities, of this Agreement and the Arrangement Agreement and the consummation by the transactions contemplated hereby and thereby and the performance of Mr. Wilson, on behalf of the LIPO Entities, of the LIPO Entities obligations hereunder and thereunder have been duly and validly authorized by all necessary action. Except as set forth in the Arrangement Agreement, no other action is required for Mr. Wilson to execute, deliver and perform this Agreement and the Arrangement Agreement and to consummate the transactions contemplated hereby, in each case, on behalf of the LIPO Canada shareholders.
Article 6
Registration Rights
     6.1. Registration Rights Agreement. Each of the parties hereto acknowledge and agree that the Original Registration Rights Agreement does not apply to the Offering nor does the Original Registration Rights Agreement provide any Person with registration rights in connection with the Offering. The parties hereto agree that the only registration rights with respect to the Offering are set forth in Section 6.2 and that such registration rights shall only be extended to the persons whose name appears on Schedule 6.2 (collectively, the “Participating Holders”).
     6.2. Registration Rights with Respect to the Offering.
          (a) Agreement to Register Shares. Subject to the conditions set forth in this Section 6.2, the Company agrees to include, as shares to be sold under the Registration Statement, a portion of the Stockholder Shares. Each Participating Holder hereby requests that the Company register the number, or dollar value, of Stockholder Shares set forth opposite its name on Schedule 6.2, subject to Section 6.2(b). Without regard to whether Schedule 6.2 reflects a number or dollar value of Stockholder Shares to be registered, the number of shares (including the number of shares represented by any indicated dollar value) to be included in the Registration Statement remains subject to the sole discretion of the lead co-managing underwriters of the Offering (the “Underwriters”), to decrease such number at any time prior to the effectiveness of the Registration Statement, in the manner set forth in Section 6.2(b).
          (b) Priority of Registration Rights. If the Underwriters inform the Company (an “Incidental Cutback Notice”) that, in their opinion, the total amount of Stockholder Shares to be included in the Offering exceeds the number which can be sold in the Offering without being likely to have a significant adverse effect on the price, timing or distribution of the Company Common Stock (the foregoing, an “Underwriter Cutback Condition”), then the Company shall include in such registration only the number of Stockholder Shares which, in the good faith opinion of the Underwriters can be included without having such an adverse effect, selected in the following order:
               (i) first, the Stockholder Shares requested to be included by the Participating Holders pursuant to this Section 6.2 allocated pro rata based on the number of Stockholder Shares owned by such Participating Holder as a percentage of the number of Stockholder Shares held by all Participating Holders seeking to participate in such registration; and
               (ii) second, securities, if any, requested to be included by the Company in such registration;
provided, however, in no event shall any particular Participating Holder be permitted to include in such registration any Stockholder Shares in excess of the number of Stockholder Shares which such Participating Holder originally sought to include in such registration.
          (c) Conditions to Company’s Registration Obligations. In addition to the condition set forth in Section 6.2(d), the obligations of the Company to include the Stockholder Shares of any Participating Holder in the Registration Statement are expressly subject to the following conditions:

               (i) such Participating Holder shall become a party to the underwriting agreement by and among the Company, the underwriters who are parties thereto and the other Participating Holders for the Offering;
               (ii) such Participating Holder cooperates with the Company and the Underwriters as requested by the Company and/or Underwriters in connection with the Registration Statement and the Offering, including, without limitation, providing such information as is requested by them for inclusion in the Registration Statement and executing such agreements, acknowledgments and certificates as are customary in transactions of this type; and
               (iii) the Registration Statement is not withdrawn and/or the Offering is not completed for any reason.
          (d) Agreement of Underwriters. The obligations of the Company and the rights of the Participating Holders under this Section 6.2 are expressly conditioned on the consent and agreement of the Underwriters to include the Stockholder Shares in the Offering. In the event that the Underwriters determine, in their sole discretion, not to include the Stockholder Shares in the Offering, the Company’s obligations under this Section 6.2 shall cease and be of no further force or effect.
          (e) Registration Fees and Expenses.
               (i) The Company shall pay all of the expenses incurred in connection with its compliance with this Section 6.2, including (A) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the NASD, (B) all fees and expenses of compliance with state securities or “blue sky” laws, including all reasonable fees and disbursements of one counsel in connection with any survey of state securities or “blue sky” laws and the preparation of any memorandum thereon, (C) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses related to the preparation by the Company of the Registration Statement or the Prospectus included therein, agreements with underwriters, and any other ancillary agreements, certificates or documents arising out of or related to the foregoing (including expenses of printing certificates for shares of the Company Common Stock in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (D) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company, and (E) all fees and expenses incurred in connection with the listing of shares of Company Common Stock on any securities exchange, Nasdaq, New York Stock Exchange, Toronto Stock Exchange or other trading medium. In addition, in all cases the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company. In addition, the Company shall pay all reasonable fees and disbursements of legal counsel of each of the Participating Holders.
               (ii) Each Participating Holder shall be responsible for all underwriting discounts, selling commissions and transfer taxes, if any, applicable to the sale of its Stockholder Shares.
          (f) Indemnification. The indemnification provisions of Section 2.7 of the Original Registration Rights Agreement are incorporated herein by reference as if such section was stated herein in its entirety and shall apply to the Offering and be binding on the Company and the Participating Holders. All references in Section 2.7 of the Original Registration Rights Agreement to “Holder” or “holder” shall be read as a reference to “Participating Holder” and all references therein to “Registrable Securities” shall be a reference to “Stockholder Shares”.

          (g) Non-Transferability. The rights and obligations of the Participating Holder under this Section 6.2 may not be transferred or assigned without the written agreement of the Company, other than to a Permitted Transferee.
     6.3. No Other Registration Rights. Each of the Participating Holders acknowledges and agrees that the Company’s agreement to register the Stockholder Shares pursuant to Section 6.2 does not create any further right of the Participating Holder to have any of its shares registered in any subsequent registration of the offer and sale of Company securities under the Securities Act (whether in an offering by the Company or for the account of any Company securityholder) except as set forth in the Amended and Restated Registration Rights Agreement of the Company attached hereto as Exhibit H (the “Restated Registration Rights Agreement”) which shall be entered into as of the Reorganization Effective Time. Each of the Participating Holders has executed and delivered the Restated Registration Rights Agreement to the Company to be held in escrow and released upon completion of the Reorganization. Upon completion of the Reorganization, the Company shall release the executed signature pages of the Participating Holders to the Restated Registration Rights Agreement and deliver a fully executed copy of the Registration Rights Agreement to each of the Participating Holders. The Company and each of the Participating Holders agree that, effective as of the Reorganization Effective Time, the Restated Registration Rights Agreement shall (i) supersede the Original Registration Rights Agreement, and (ii) govern the registration rights of the Participating Holders.
     6.4. Registration Rights with Respect to Exchangeable Shares. The Company hereby agrees that following the date on which the Company is eligible to file a Shelf Registration Statement, it shall file a Shelf Registration Statement with respect to the shares of Company Common Stock that are issuable upon exchange of the Exchangeable Shares for the benefit of holders of Exchangeable Shares. The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as expeditiously as reasonably possible thereafter. To the extent permitted by SEC rules, regulation and policy, the Shelf Registration Statement filed by the Company pursuant to this Section 6.4 shall be filed as a primary Shelf Registration Statement relating to the issuance of the Company Common Stock that are issuable upon exchange of the Exchangeable Shares. If the Company is not permitted by SEC rules, regulations and policy to file a primary Shelf Registration Statement, then the Shelf Registration Statement filed by the Company pursuant to this Section 6.4 shall be filed as a secondary Shelf Registration Statement relating to the resale of Company Common Stock issuable upon exchange of the Exchangeable Shares (“Resale Registration Statement”). Any Shelf Registration Statement filed pursuant to this Section 6.4 shall be for the benefit of holders of Exchangeable Shares which are issued pursuant to the Plan of Arrangement and shall include the shares of Company Common Stock issuable upon the exchange of such holders’ Exchangeable Shares. The Company shall use reasonable best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming a part thereof to be usable for so long as there are any Exchangeable Shares that were issued in accordance with the Plan of Arrangement are issued and outstanding; provided, however, the Company’s obligation to maintain the effectiveness of the Shelf Registration Statement filed pursuant to this Section 6.4 shall terminate with respect to any shares of Company Common Stock covered thereby upon the earlier of (a) the date on which all of such shares of Company Common Stock have been sold pursuant to the Shelf Registration Statement or withdrawn from registration, (b) in the case of a Resale Registration Statement, the date on which the shares of Company Common Stock may be sold within a three-month period pursuant to Rule 144 under the Securities Act, and (c) the date on which the Company Common Stock is no longer registered under Section 12 of the Exchange Act. The Company’s obligation to file a Resale Shelf Registration Statement as provided in this Section 6.4 with respect to each holder of Exchangeable Shares shall be subject to the condition that each such holder agree in writing to limit the volume of public sales of such shares to the number of shares which such holder would have been permitted to sell under Rule 144 if the shares being sold were “control securities” under Rule 144 under the Securities Act.

Article 7
Covenants Relating to Public Company Status
     7.1. Market Stand-Off.
          (a) Each of the Investors and LIPO Holders hereby agrees that, in connection with any underwritten registration of any Stockholder Shares under the Securities Act, including the Offering, such investor shall not sell or otherwise transfer (including through short-sales, hedging or similar transactions) any Stockholder Shares (a “Holdback”) during the period specified by the Board; provided, however, such period shall not exceed one hundred eighty (180) days (but, with respect to the Offering, subject to extension on the same terms as the provision for extension contained in the Lock-Up Agreement) following the effective date of the applicable registration statement filed under the Securities Act (the “Market Standoff Period”); provided, further, to be effective, such Holdback shall apply to all members of the Board during the same Market Standoff Period. The Company may impose stop-transfer instructions with respect to Stockholder Shares subject to the foregoing restrictions until the end of such Market Standoff Period.
          (b) In addition, if requested by any managing underwriter or book runner of any such offering (the “Managing Underwriter”), each Holder will execute and deliver such documents, agreements and instruments as the Managing Underwriter shall reasonably require to enable the Underwriter to obtain the benefit of the Holdback during the Market Standoff Period so long as all investors owning at least five percent (5%) of the stock of the Company and all members of the Board enter into substantially the same documents, agreements and instruments in favor of the Managing Underwriter.
          (c) In connection with the foregoing, each of the Investors and LIPO Holders hereby appoints Advent as its attorney-in-fact, with full power of substitution, to execute and deliver all documents, agreements and instruments to be executed and delivered by such investor, and to take all actions to be taken by such investor, in each case in connection with effecting any Holdback.
     7.2. Lock-Up Agreements; Stop Transfer Instructions.
          (a) As soon as practicable after the execution of this Agreement, but prior to the Reorganization Effective Time, each of the Investors and Wilson Related Investors hereby agrees to execute and deliver to the Company a lock-up agreement, in form and substance reasonably satisfactory to the Underwriters, the Investors and Wilson Related Investors (the “Lock-Up Agreement”), pursuant to which each of them will be bound by certain restrictions on the sale or distribution of capital stock of the Company. Mr. Wilson shall cause each Wilson Related Investor to sign the Lock-Up Agreement at such time.
          (b) During the six month period after the Closing, the Company will not, without the consent of each of Advent, Highland and Mr. Wilson include in any Registration any shares of capital stock held by any shareholder of the Company.
          (c) Upon the Closing, the Company shall require that the transfer agent for the Company Common Stock make a notation in its records prohibiting the transfer of any shares of Company Common Stock held by the Investors and certain other shareholders for the period set forth in the Lock-Up Agreement (the “Lock-Up Period”). During the Lock-Up Period, the Company shall not, without the prior consent of Underwriters, instruct the transfer agent to remove the notation in its records relating to the prohibition on transfer of any shares of the Company Common Stock, or any other securities convertible into or exercisable or exchangeable for the Company Common Stock, that are subject to the Lock-Up Agreement and currently or hereafter owned by any Investor or Wilson Related Investor. At the Closing, each Investor and Wilson Related Investor agrees to surrender to the Company each certificate representing shares of Company Common Stock and each certificate representing Exchangeable Shares in order to effectuate the provisions of this Section 7.2(c).

     7.3. Reporting Obligations. Each Investor and Wilson Related Investor shall be responsible for filing and for the content of his, her or its reports relating to the securities of the Company as may be required under Sections 13 and 16 of the Exchange Act (“Reports”) and any other Applicable Laws. Except as the Company may determine to be necessary based on a written opinion of counsel, the Company will not take any position contrary to the determinations underlying the Reports of the Investors and Wilson Related Investors (including any determination by any Investor or Wilson Related Investor that the filing of any such reports is not necessary) with regard to transactions in securities of the Company occurring on or prior to the Closing. In no event will the Company have any liability to any Investor or Wilson Related Investor for the content of any Report, the failure to file any Report, or otherwise relating to the Reports.
     7.4. Rule 144 Information. At all times following the Closing until the date on which the Company Common Stock is no longer registered under Section 12 of the Exchange Act, the Company will file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will take such further action as any Investor may reasonably request, all to the extent required to enable the Investors to sell their respective Company Common Stock pursuant to Rule 144 adopted by the SEC under the Securities Act or any similar rule or regulation hereafter adopted by the SEC.
Article 8
Additional Agreements and Covenants
     8.1. Compliance with the Income Tax Act (Canada). The parties to this Agreement other than the Investors will take such action as may be required to comply with Section 116 of the Income Tax Act (Canada) in respect of the transactions contemplated herein and to facilitate compliance with such provisions by holders of LIPO Canada Common Shares, LIPO Canada Options, LIPO USA Common Shares, LIPO USA Options and options to purchase LAI Class C Shares in respect of the transactions contemplated herein.
     8.2. Access to Financial Reports and Other Information.
          (a) From and after the Closing, except as otherwise determined by the Board, the Company shall provide the Institutional Investors:
               (i) as soon as practicable and, in any event within 30 days after the end of each month, the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such month and the related unaudited statements of income and cash flow for such month, including but not limited to, a comparative analysis showing budgeted to actual numbers for consolidated revenues and expenses, and for the portion of the fiscal year then ended, in each case prepared in manner that is consistent with past practices;
               (ii) as soon as practicable and, in any event, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income and cash flow for such fiscal quarter, including but not limited to, a comparative analysis showing budgeted to actual numbers for consolidated revenues and expenses, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP (except that such quarterly reports shall contain no footnotes or year-end adjustments) setting forth in comparative form (A) the figures for the corresponding quarter and portion of the previous fiscal year, and (B) the figures for the corresponding quarter and portion of the then current fiscal year as set forth in the Company’s annual operating budget;

               (iii) as soon as practicable and, in any event, within 60 days after the end of each fiscal year, the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related unaudited statements of income and cash flow for such fiscal year, including but not limited to, a comparative analysis showing budgeted to actual numbers for desk level brokerage revenue and contribution margins, commercial division revenues and expenses, and consolidated indirect expenses, in each case prepared in accordance with GAAP, setting forth in comparative form (A) the figures for the previous fiscal year, and (B) the figures for the then current fiscal year as set forth in the Company’s annual operating budget;
               (iv) as soon as practicable and, in any event, within 90 days after the end of each fiscal year, (A) the audited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related audited statements of income and cash flow for such fiscal year, in each case prepared in accordance with GAAP and certified by a “big 4” firm of independent public accountants (or any successor to such a firm), together with a comparison of the figures in such financial statements with the figures for the previous fiscal year, (B) the figures set forth in the Company’s annual operating budget, (C) any management letters or other correspondence from such accountants and (D) the Company’s annual operating budget for the coming fiscal year, as approved by the Board;
               (v) promptly following the preparation thereof, a copy of any revisions to the annual operating budget delivered pursuant to Section 8.2(a), as approved by the Board; and
               (vi) as promptly as reasonably practicable, such other information with respect to Company and its subsidiaries as may reasonably be requested by the Institutional Investors.
          (b) The Company’s obligation to deliver and materials or other information under Section 8.2(a) shall be deemed satisfied to the extent such information is included in the Company’s filings with the SEC.
          (c) The Company shall keep, and shall cause each of its subsidiaries to keep, proper books, records and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its subsidiaries to permit, representatives of the Investors who are also members of the Board, upon reasonable notice and during normal business hours, to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to meet and discuss the affairs, finances and accounts of the Company and its subsidiaries with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. Any examination conducted pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries.
     8.3. Insurance.
          (a) The Company shall carry and maintain adequate insurance with financially sound and reputable insurers against directors’ and officers’ liability, in amounts of coverage sufficient in the reasonable business judgment of the Board to protect the directors and officers of the Company and its subsidiaries which must be on terms reasonably acceptable to the Institutional Investors.
          (b) The Company shall obtain “key man” life insurance and disability insurance on Mr. Wilson naming the Company as loss payee in an amount equal to Ten Million United

States Dollars ($10,000,000) in the case of the life insurance, and Ten Million United States Dollars ($10,000,000) in the case of the disability insurance, which in each case shall be no less favorable in coverage than any applicable insurance obtained by the Company and relating to Mr. Wilson which is in effect immediately prior to the date of this Agreement. The Company maintain each such insurance policies until the second anniversary of the Closing.
     8.4. Confidentiality. Each Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor, report on (including to its investors, lenders and/or limited partners) or manage its investment in the Company, any Confidential Information, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 8.4), (b) is or has been independently developed or conceived by the Investor without use of the Company’s Confidential Information or (c) is or has been made known or disclosed to the Investor by a third party unless at the time of the proposed disclosure by such party, the Investor has knowledge that the disclosure was made to such party in breach of an obligation of confidentiality such party had to the Company; provided, however, that each Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any affiliate, provided that the Confidential Information is disclosed on a confidential basis to such affiliate, or (iii) as may otherwise be required by law, legal process or regulatory requirements, provided that it takes reasonable steps to minimize the extent of any such required disclosure.
     8.5. Rule 144. The Company hereby agrees and acknowledges that, based on rules and regulations of the SEC and applicable interpretations thereof as of the date hereof, each Investor’s holding period for shares of Company Series A Preferred Stock and Company Series TS Preferred Stock shall be “tacked” to the holding period of Such Investor’s shares of Company Common Stock acquired upon the exchange of such Investor’s Company Series A Preferred Stock and Company Series TS Preferred Stock in the Reorganization for the purpose of calculating the holding period of shares of Company Common Stock under Rule 144(d) under the Securities Act. The Company agrees that it will take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to resell such shares of Company Common Stock without registration under the Securities Act, within the limitations of exemptions provided by Rule 144 under the Securities Act, as amended from time to time.
Article 9
Termination
     9.1. Termination. This Agreement shall terminate and be wholly without force or effect on such date that the Company provides written notice to the Investors and the LIPO Holders that the Board has determined not to proceed with the Offering; provided, however, that the provisions of Section 1.11 (Closing), Section 8.4 (Confidentiality), Article 10 (Definitions and Construction) and Article 11 (Miscellaneous) shall survive such termination of this Agreement. A written notice by the Company to the Investors and LIPO Holders pursuant to which they are advised that the Reorganization or the Offering is delayed shall not be deemed a notice that the Board has determined not to proceed with the Offering.
     9.2. Effect of Termination. Upon the termination of this Agreement and, except with respect to Sections 8.4, all obligations of the Company, the Investors and the LIPO Holders under this Agreement shall cease and the Company Stockholders Agreement, USA Stockholders Agreement, LAI Shareholders Agreement and Original Company Registration Rights Agreement shall remain in full force and effect (including the rights to designate directors thereunder).

Article 10
Definitions and Construction
     10.1. Definitions. For purposes of this Agreement, the following capitalized terms and phrases shall have the meanings ascribed to them below:
     “$” means, except as otherwise set forth herein, shall refer to United States Dollars.
     “Advent” means Advent International Corporation, a Delaware corporation.
     “Advent Funds” means (i) Advent International GPE V Limited Partnership, Advent International GPE V-B Limited Partnership and Advent International GPE V-I Limited Partnership, each a limited partnership formed under the laws of the Cayman Islands, and (ii) Advent International GPE V-A Limited Partnership, Advent International GPE V-G Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership and Advent Partners GPE V-B Limited Partnership, each a Delaware limited partnership.
     “Advent Investor” means the Advent Funds and each of their respective Permitted Transferees, and any stockholder of the Company who is a party to a voting agreement or has granted an irrevocable proxy and/or power of attorney, pursuant to which Advent (or an Affiliate thereof) has the right to vote any capital stock of the Company on behalf of such stockholder.
     “Affiliate” means, as to any specified Person, (a) any other person controlling, controlled by or under common control with such specified Person, (b) any other Person of which such specified Person is an officer, employee, agent, director, shareholder or partner or (c) any family member of such specified Person or of any individual who is an Affiliate of such specified Person by reason of clause (a) of this definition; provided, however, that no Person shall be deemed an Affiliate of any other Person solely by reason of any investment in the Company. The term “control,” with respect to any Person, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or a partnership interest, by contract or otherwise. With respect to each of the Institutional Investor, the term “Affiliate” shall also include (i) any entity in which such Institutional Investor (or one of its Affiliates) is a general partner or member, and (ii) each investor in such Institutional Investor, but only in connection with the liquidation, winding up or dissolution of the Institutional Investor, and only to the extent of such investor’s pro rata share in the Institutional Investor. With respect to each Advent Fund, the term “Affiliate” shall also include any investment fund managed by Advent. For purposes of this definition, “family member” means, as to any Person who is a natural person, such Person’s spouse, ancestors, the lineal descendants of such individual’s grandparents, and trusts for the benefit of any of the foregoing; provided that all the income beneficiaries and remainderman of any such trust are such individual’s spouse, ancestors or lineal descendants.
     “Applicable Laws” means any applicable state and provincial securities laws and, to the extent applicable to offers or sales of securities, the Exchange Act.
     “Brooke Funds” means Brooke Private Equity Advisors Fund I-A, L.P. and Brooke Private Equity Advisors Fund I (D), L.P., each a Delaware limited partnership.
     “Brooke Investor” means Brooke Funds and each of its Permitted Transferees.
     “Common Share Amount” means 22,229,600 shares of Company Common Stock.

     “Confidential Information” shall mean any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which has been or is furnished or otherwise disclosed to an Investor before, now or in the future by or on behalf of the Company which is identified to the Investor as confidential non-public information.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Equity Rights” means all arrangements, calls, commitments, contracts (written or oral), options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.
     “Highland” means Highland Capital Partners, Inc., a Delaware corporation.
     “Highland Funds” means Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, and Highland Entrepreneurs’ Fund VI Limited Partnership, each a Delaware limited partnership.
     “Highland Investors” means Highland Funds and each of their respective Permitted Transferees, and any stockholder of the Company who is a party to a voting agreement or has granted an irrevocable proxy and/or power of attorney, pursuant to which Highland (or an Affiliate thereof) has the right to vote any capital stock of the Company on behalf of such stockholder.
     “Institutional Investors” means the Advent Investors, Brooke Investors and Highland Investors.
     “Investment Value” means, with respect to any share of Company Series A Preferred Stock, Company Series TS Preferred Stock and USA Non-Participating Preferred Stock, the sum of (x) the stated value of such share of capital stock, plus (y) the accrued and unpaid dividends, if any, on such share of capital stock, as of a particular date of determination. “Investment Value” means, with respect to any share of LAI Class B Share, the sum of (x) the LAI Class B Share reference amount of such share of capital stock pursuant to applicable share provisions, plus (y) the accrued and unpaid dividends on such share of capital stock, as of a particular date of determination.
     “IPO Price” means the initial public offering price of a share of Company Common Stock in the Offering.
     “Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
     “LIPO Canada Value” means the Investment Value of the LAI Class B Shares held by LIPO Canada, as of the date of determination.
     “LIPO Share Amount” means the number of shares of Company Common Stock that is equal to the sum of (i) the Total LIPO Value, divided by the Total Investment Value, multiplied by the Common Share Amount, plus (ii) the Total LIPO Value, divided by the IPO Price.
     “LIPO USA Value” means Investment Value of the Series TS Preferred Stock as of the date of determination.

     “Litigation” means any action, arbitration, lawsuit, claims, complaint, criminal prosecution, governmental or other examination, audit (other than regular audits of financial statements by outside auditors), hearing, administrative or other proceeding, in any case relating to or affecting a party, its business, its records, its policies, its practices, its compliance with laws, its actions, its assets, or the transactions contemplated by this Agreement or the Plan of Arrangement.
     “Person” means a natural person or any governmental authority, or legal or commercial entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
     “Permitted Transferee” means, with respect to an Investor,
          (a) an Affiliate of such Investor;
          (b) any Person to whom such Investor may transfer its shares of Company Common Stock to hold such shares as such investor’s nominee;
          (c) following the Offering, in the case of an Advent Fund, Brooke Fund or Highland Fund, any Person who receives securities in a distribution by such holder to its members, partners or shareholders;
          (d) in the case of an Advent Fund, Brooke Fund or Highland Fund, any Person who receives securities in a liquidating distribution by such fund or holder to its members, partners or shareholders;
          (e) in the case of an Advent Fund, Brooke Fund or Highland Fund, one or more funds which invest in equity securities and are “qualified institutional buyers” or “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in connection with the sale by such holder of any material part of its portfolio investments;
          (f) in the case of an Advent Fund, Brooke Fund or Highland Fund, any other Advent Fund, Brooke Fund or Highland Fund; and
          (g) in the event of the death or incompetence of the Participating Holder, a legal representative of the Participating Holder.
     “Person” means any individual, estate, legal representative, trust, partnership, association, organization, firm, company or corporation, joint venture, any other business entity, unincorporated or incorporated, any nation or any state or territory thereof or any public officer, agency, board or instrumentality thereof.
     “Prospectus” means the Prospectus include in any Registration Statement, all amendments and supplements to such Prospectus and all material incorporated by reference in such Prospectus.
     “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the Prospectus, amendments, supplements, and post-effective amendments to such registration statement, and all exhibits to, and all material incorporated by reference in, such registration statement.

     “Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 for an offering to be made on a continuous or delayed basis pursuant to Rule 145 under the Securities Act (or any similar rule that may be adopted by the SEC) covering shares of Company Common Stock.
     “Stockholders Shares” means shares of Company Common Stock held by, or that will be issued to, the Participating Holders in the Reorganization, or that are issuable to the Participating Holders upon exchange of Exchangeable Shares.
     “Total LIPO Value” means the sum of the LIPO Canada Value and LIPO USA Value, as of the date of determination.
     “Total Investment Value” means the sum of the Investment Value of all outstanding shares of Company Series A Preferred Stock, Company Series TS Preferred Stock and LAI Class B Shares, as of the date of determination.
     “Wilson Related Investor” means, collectively, Mr. Wilson, LIPO Investments (USA) Inc., LIPO Investments (Canada) Inc., Five Boys Investments ULC, Slinky Financial ULC and Oyoyo Holdings, Inc., and their respective transferees, successors and assigns.
     10.2. Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement, as the context may require.
          (e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Article 11
Miscellaneous
     11.1. Survival of Representations and Warranties. The representations and warranties set forth in Article 3, Article 4 and Article 5 shall survive indefinitely. All covenants set forth in this Agreement shall survive indefinitely, except to the extent that an earlier date for termination of any particular covenant is expressly set forth herein.
     11.2. Expenses. The Company agrees to pay all reasonable out-of-pocket expenses and costs of the Investors (including reasonable attorney and other professional fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.
     11.3. Assignment and Binding Effect.
          (a) This Agreement may not be assigned by any party hereto without the prior written consent of the Company. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, including upon any transfers of any capital stock issued pursuant hereto and in compliance herewith. Except as expressly provided herein, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or in or in respect of this Agreement or any provision herein contained.
          (b) Each of the Investors and LIPO Holders hereby agrees that, until the Closing or earlier termination of this Agreement, it shall not sell or otherwise transfer (i) any of its shares of Series A Preferred Stock, Series TS Preferred Stock or USA Non-Participating Preferred Stock or common shares of LIPO USA or LIPO Canada or any option to acquire common shares of LIPO USA or LIPO Canada, or any interest in any of the foregoing, or (ii) any shares of capital stock issued to it pursuant to the terms hereof, or any interest in any such shares, in each case except to a Permitted Transferee, and then only if (A) the Permitted Transferee of such shares acknowledges that such shares are subject to the provisions of this Agreement and further agrees to comply with the provisions of this Agreement to the same extent as if such purchaser or other transferee were the selling or transferring Investor or LIPO Holder, as the case may be, by signing a joinder substantially in the form of Exhibit A hereto, and (B) in the event Mr. Wilson or any entity he controls seeks to transfer any shares of LIPO Canada, the Permitted Transferee shall specify in writing to the Company as to whether such shares will be exchanged either for Exchangeable Shares or shares of Company Common Stock, in each case in accordance with Section 1.2. Any attempted sale or transfer of shares in violation of this Section 11.3 shall be null and void, and the Company shall not, and the Company shall cause its subsidiaries not to, in any way give effect to any such impermissible sale or transfer.
          (c) Each party hereto agrees and acknowledges that every consent, acknowledgement and agreement made by such party is expressly intended to be given and undertaken with respect to securities held by such party in his or its individual capacity as well as any fiduciary capacity, including, as trustee.
     11.4. Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof except where expressly otherwise stated herein.
     11.5. Amendments; Waivers.
          (a) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the Investor against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced. Any term or provision of this Agreement may be waived at any time by the parties hereto who are entitled to the benefit thereof by a written instrument executed by such parties.
          (b) Notwithstanding the provisions of Section 11.5(a), this Agreement may be amended or modified from time to time by an instrument executed by the Company, USA and LAI, without the approval of the Investors or the LIPO Holders, for the purposes of:
               (i) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which the board of directors of each of the Company, USA and LAI, determine to be expedient to make, provided that such amendments or modifications are not prejudicial to the rights or interests of any party who has not approved such amendments or modification; and
               (ii) making such changes or corrections which, on the advice of counsel to the Company, USA and LAI, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that such changes or corrections are not prejudicial to the rights or interests of any party who has not approved such changes or corrections.
     11.6. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (to the attention of the Person identified) to the address of such Person maintained on the books and records of the Company, or sent by facsimile transmittal or by certified mail, postage prepaid, or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telegraphed or, if mailed, three business days after the date so mailed.
     11.7. Choice of Law; Jurisdiction; Venue; WAIVER OF JURY TRIAL.
          (a) This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws.
          (b) Each of the parties hereto hereby submit to the non-exclusive jurisdiction of the federal or state courts of the State of Delaware with respect to any action or legal proceeding commenced by either of them with respect to this Agreement. Each of them irrevocably waives any objection they now have or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum and consents to the service of process in any such action or proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth herein or at such other address as either of them shall furnish in writing to the other.
          (c) THE PARTIES HERETO EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT, FRAUD OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     11.8. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.9. Counterparts. This Agreement may be executed in any number of counterparts, which when taken together, shall constitute but one and the same instrument. Any and all counterparts may be executed by facsimile.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

Lululemon Corp.
By:	/s/ John Currie
	Name:	John Currie
	Title:	CFO

Lululemon Athletica USA Inc.
By:	/s/ John Currie
	Name:	John Currie
	Title:	CFO

Lululemon Athletica Inc.
By:	/s/ John Currie
	Name:	John Currie
	Title:	CFO

LIPO Investments (USA) Inc.
By:	/s/ Dennis Wilson
	Name:	Dennis Wilson
	Title:	Authorized Signatory

LIPO Investments (Canada) Inc.
By:	/s/ Dennis Wilson
	Name:	Dennis Wilson
	Title:	Authorized Signatory

Lulu Canadian Holding, Inc.
By:	/s/ Dennis Wilson
Name:
Title:

/s/ Dennis Wilson
Dennis Wilson, in his individual capacity and as trustee, acting on behalf of the shareholders and option holders of LIPO Investments (USA), Inc. and LIPO Investments (Canada), Inc.

Five Boys Investments ULC
By:	/s/ Dennis Wilson
Name:
Title:

Slinky Financial ULC
By:	/s/ Dennis Wilson
Name:
Title:

/s/ Rhoda Pitcher
Rhoda Pitcher

/s/ Susanne Conrad
Susanne Conrad

Advent International GPE V Limited Partnership
Advent International GPE V-A Limited Partnership
Advent International GPE V-B Limited Partnership
Advent International GPE V-G Limited Partnership
Advent International GPE V-I Limited Partnership
By:	GPE V GP Limited Partnership, General Partner
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ David M. Mussafer
	Name:	David M. Mussafer
	Title:	Managing Director

Advent Partners III Limited Partnership
Advent Partners GPE V Limited Partnership
Advent Partners GPE V-A Limited Partnership
Advent Partners GPE V-B Limited Partnership
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ David M. Mussafer
	Name:	David M. Mussafer
	Title:	Managing Director

Brooke Private Equity Advisors Fund I-A, L.P.
Brooke Private Equity Advisors Fund I(D), L.P.
By:	Brooke Private Equity Advisors, L.P., its General Partner
By:	Brooke Private Equity Management LLC, its General Partner

By:	/s/ John Brooke
	Name:	John Brooke
	Title:	Manager

Highland Capital Partners VI Limited Partnership
By:	Highland Management Partners VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ Paul Maeder
Name:
Title:

Highland Capital Partners VI-B Limited Partnership
By:	Highland Management Partners VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ Paul Maeder
Name:
Title:

Highland Capital Entrepreneurs’ Fund VI Limited Partnership
By:	HEF VI Limited Partnership, its General Partner
By:	Highland Management Partners VI, Inc., its General Partner

By:	/s/ Paul Maeder
Name:
Title:

SCHEDULE I

INVESTOR	SHARES OF COMPANY STOCK		SHARES OF USA STOCK
	Series A	Series TS	Non-Participating
	Preferred Stock	Preferred Stock	Preferred Stock
Advent International GPE V Limited Partnership	11,426	-0-	508
Advent International GPE V-A Limited Partnership	28,378	-0-	1,261
Advent International GPE V-B Limited Partnership	23,978	-0-	1,066
Advent International GPE V-G Limited Partnership	18,318	-0-	814
Advent International GPE V-I Limited Partnership	2,749	-0-	122
Advent Partners III Limited Partnership	148	-0-	7
Advent Partners GPE V Limited Partnership	398	-0-	18
Advent Partners GPE V-A Limited Partnership	148	-0-	7
Advent Partners GPE V-B Limited Partnership	253	-0-	11
Brooke Private Equity Advisors Fund I-A	480	-0-	21
Brooke Private Equity Advisors Fund I-(D), Limited Partnership	120	-0-	5
Highland Capital Partners VI Limited Partnership	13,518	-0-	601
Highland Capital Partners VI-B Limited Partnership	7,411	-0-	330
Highland Entrepreneurs’ Fund VI Limited Partnership	670	-0-	29
Rhoda Pitcher	250	-0-	-0-
Susanne Conrad	250	-0-	-0-
R. Brad Martin	151	-0-	-0-
LIPO Investments (USA), Inc	-0-	116,994	5,200
Total	108,646	116,994	10,000